Exhibit 99.1

Contact:	David Lilly / Joseph Kuo Kekst and Company (212) 521-4800	William Gray Carver Bancorp, Inc. (212) 360-8840

CARVER BANCORP, INC. REPORTS FIRST QUARTER RESULTS

Reports EPS of $0.31 for the First Quarter, Increases First Quarter Dividend to $0.09
Awarded $59 Million New Markets Tax Credit Allocation by U.S Treasury Department

New York, New York, August 10, 2006 - Carver Bancorp, Inc. (the “Company” or “Carver”) (AMEX: CNY), the holding company for Carver Federal Savings Bank (the “Bank”), today announced its results of operations for the three-month period ended June 30, 2006, the first quarter of the fiscal year ended March 31, 2007 (“fiscal 2007”).

The Company reported net income available to common stockholders for the three-month period ended June 30, 2006 of $802,000 and diluted earnings per share of $0.31 compared to the same period last year of $840,000 and $0.33, respectively.

Deborah C. Wright, Chairman, and CEO of Carver, stated:  “This quarter’s results reflect our disciplined approach to managing the Company’s balance sheet during this challenging interest rate and competitive environment. Quarterly net interest margin increased 12 basis points to 3.29% compared to the same period last year, and 9 basis points on a linked quarter basis. This positive momentum was achieved by limiting balance sheet expansion to accretive asset and liability growth. This quarter we used proceeds from modest growth in deposits and repayment and maturities of lower earning investments to fund higher yielding commercial real estate and construction loans and repay relatively expensive borrowings. Although fee income is lower this quarter due to the variability of mortgage prepayment penalty income we noted last quarter, fees from our retail business reflects an improvement on a linked quarter basis. In addition, our focus on cost management yielded positive results year over year and on a linked quarter basis.”

Ms. Wright continued: “Several developments provide significant opportunity for this fiscal year and value creation long term. First, we remain excited about our pending acquisition of Community Capital Bank (“CCB”). I am delighted that their stockholders have approved the transaction and am pleased by the positive reaction we have received from our customers and our community. We believe that CCB’s higher margin line of business lending will be a successful compliment to our strong commercial mortgage lending platform and a natural fit for a community experiencing significant growth in new businesses. We are on track to close the transaction on or before September 30, 2006. Second, we are gratified to have been awarded our first New Markets Tax Credit (“NMTC”) allocation in the amount of $59 million. We are proud of this important vote of confidence in the impact of Carver’s loans to support commercial and residential real estate development in our neighborhoods, including the rehabilitation and construction of affordable housing and retail development. This award will be utilized to expand Carver’s impact in our community, along with making investments in Carver’s franchise and improving shareholder value.”

Ms. Wright concluded: “Based on our confidence in Carver’s long-term growth and earnings outlook, the Company’s Board of Directors declared a $0.09 per share dividend for the quarter ended June 30, 2006 representing a 12.5% increase from the previous quarter’s dividend of $0.08 per share and the fourth consecutive increase during the last three years. The dividend will be payable on September 5, 2006 to holders of record at the close of business on August 22, 2006.”

Income Statement Highlights

First Quarter Results

Net income available to common stockholders for the quarter decreased $38,000, or 4.5%, to $802,000 compared to $840,000 for the same period last year. The modest decline in quarterly earnings was primarily due to a decrease in non-interest income of $454,000, partially offset by an increase in net interest income of $335,000, a decrease in non-interest expense of $62,000 and a decrease in income tax expense of $19,000.

Net interest income for the quarter increased $335,000, or 7.1%, to $5.0 million primarily resulting from the Bank’s strategy of reducing lower yielding securities and replacing them with higher yielding loans, while replacing relatively higher costing borrowings with lower cost deposits. As a result, interest income increased $1.4 million, or 17.6%, partially offset by an increase in interest expense of $1.0 million, or 33.8%, compared to the same period last year. Interest income increased primarily as a result of higher yields and average balances in the loan portfolio of 48 basis points and $74.3 million, respectively. The average balance of the securities portfolio decreased $44.0 million, but the yield earned increased by 41 basis points, resulting in a net decrease in the interest income earned from securities. Interest expense rose primarily as a result of an increase in the cost of certificates of deposit and money market accounts of 119 and 106 basis points, respectively, as well as an overall increase in deposit balances.

The Company did not provide for additional loan loss reserves as the Company considers the current overall allowance for loan losses to be adequate.

Non-interest income decreased $454,000, or 32.5%, to $945,000 compared to $1.4 million for the same period last year. The decline in non-interest income was primarily the result of decreases in mortgage prepayment penalty income and loan origination fees of $363,000 and $34,000, respectively. Although mortgage refinance activity has remained substantial, mortgage prepayment penalty income declined as fewer loans subject to contractual prepayment penalties were repaid. Loan origination fees declined as fewer commitment points were charged on certain originations in an effort to be more competitive. Additionally, there were decreases in mortgage loans sold and related gains on sale, as well as a reduction in investment and insurance commissions.

Non-interest expense decreased $62,000, or 1.3%, to $4.7 million compared to $4.8 million for the same period last year. The decline in non-interest expense was primarily due to a reduction in employee compensation and benefits expenses of $239,000, achieved through outsourcing efforts and staff attrition as well as reductions in medical insurance and search firm fees. The decrease in employee compensation and benefits expense was partially offset by an additional charge of $57,000 related to the implementation of Statement of Financial Accounting Standards 123R which requires that compensation cost related to share-based payment transactions be recognized on the financial statements. Partially offsetting the decrease in non-interest expense was an increase in net occupancy and equipment expenses of $117,000, primarily a result of higher utility costs, real estate taxes and depreciation of computer and banking equipment. Other expenses increased $63,000, primarily due to fees associated with outsourcing internal audit functions and increased telecommunication costs.

Income before taxes decreased $57,000, or 4.4%, to $1.2 million compared to $1.3 million for the same period last year. Income taxes decreased $19,000, or 4.1%, resulting in a tax expense of $445,000 compared to $464,000 for the same period last year. The modest reduction in tax expense is attributable to lower pre-tax earnings.

Financial Condition Highlights

At June 30, 2006 total assets decreased $6.4 million, or 1.0%, to $654.6 million compared to $661.0 million at March 31, 2006. The decrease in assets was primarily the result of repayments in total securities of $12.1 million, partially offset by increases in cash and cash equivalents and total loans receivable, net, of $4.7 million and $2.0 million, respectively. The increase in cash and cash equivalents is primarily attributable to a larger overnight federal funds sold position resulting in higher short-term liquidity. The increase in total loans receivable, net, is primarily the result of increases in construction and commercial business loans, partially offset by decreases in one to-four and multifamily residential loans. The decline in total securities is a result of the Bank’s continued strategy to use maturities and repayments of securities and deposit growth to fund loan growth and repay borrowings from the Federal Home Loan Bank of New York (“FHLB-NY”).

At June 30, 2006, total liabilities decreased $6.9 million, or 1.1%, to $605.4 million from $612.3 million at March 31, 2006. The decrease in total liabilities was primarily the result of the repayment of borrowings from the FHLB-NY of $6.9 million and a reduction in other liabilities of $3.1 million, primarily from the payment of income taxes and payments made on previously outstanding accounts payable checks. Partially offsetting the decline in total liabilities was an increase in total deposits of $3.2 million, primarily the result of increases in certificates of deposit accounts of $5.4 million from the receipt of brokered deposits, partially offset by a decrease of $1.1 million in savings accounts.

At June 30, 2006, total stockholders’ equity increased $446,000, or 0.9%, to $49.1 million compared to $48.7 million at March 31, 2006. The increase in total stockholders’ equity was primarily attributable to increases in retained earnings of $601,000 from net income derived during the first quarter of fiscal 2007 and additional paid in capital of $35,000 related to the prospective recognition of expense for unvested stock options. Partially offsetting the increase in retained earnings was an increase of $166,000 in accumulated other comprehensive loss related to the mark-to-market of the Bank’s available-for-sale securities and a decrease of $29,000 attributable to the repurchase of common stock.

Asset Quality

At June 30, 2006, non-performing assets totaled $2.9 million, or 0.59% of total loans receivable, compared to $2.8 million, or 0.55% of total loans receivable, at March 31, 2006. At June 30, 2006, the allowance for loan losses of $4.0 million remained relatively unchanged from March 31, 2006. At June 30, 2006, the ratio of the allowance for loan losses to non-performing loans was 166.5% compared to 147.1% at March 31, 2006. At June 30, 2006, the ratio of the allowance for loan losses to total loans receivable remained unchanged at 0.81% compared to March 31, 2006.

New Markets Tax Credit Allocation

On June 1, 2006 the Bank was awarded a $59 million allocation under the New Markets Tax Credits (NMTC) program from the Community Development Financial Institution Fund (“CDFI”) of the Department of the Treasury. This award, the first allocation Carver has received under this highly competitive initiative, is designed to attract private-sector investment to help finance community development projects, stimulate economic growth and create jobs in lower income communities by providing tax credits to private enterprises who participate.

The NMTC program, established by Congress in December 2000 and administered by the Department of the Treasury’s CDFI Fund, permits certain entities to receive a credit against federal income taxes for making qualified investments to help stimulate growth and create jobs in selected communities. The allocation was awarded to Carver Community Development Corporation (“Carver CDC”), a for profit subsidiary created by the Bank to administer this initiative. The credit provided to the Company totals 39% of the award or approximately $23 million in tax credits, and is to be received over a seven-year period, consistent with Carver CDC’s ability to make loans and other investments meeting CDFI guidelines.

Pending Acquisition

On April 5, 2006, the Company entered into a definitive merger agreement to acquire Community Capital Bank, a Brooklyn-based community bank with approximately $162 million in assets, in a cash transaction valued at $11.1 million, or $40.00 per Community Capital share. The Boards of Directors of both companies and the stockholders of Community Capital have approved the agreement. The transaction is subject to regulatory approvals and is expected to close by September 30, 2006.

Stock Repurchase Program

In August 2002, Carver’s Board of Directors authorized a stock repurchase program to acquire up to 231,635 shares of the Company’s outstanding common stock, or approximately 10 percent of the then outstanding shares. During the first quarter of fiscal 2007 the Company purchased 5,300 shares at an average price of $16.82. As of June 30, 2006 the Company had purchased a total of 96,574 shares at an average price of $16.90. Purchases for the stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. The timing and actual number of shares repurchased under the plan depends on a variety of factors including price, corporate and regulatory requirements, and other market conditions.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates eight full-service branches, four 24/7 ATM centers and three 24/7 stand-alone ATM locations in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.

Statements contained in this news release, which are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “would,” “could,” “may,” “planned,” “estimated,” “potential,” “outlook,” “predict,” “project” and similar terms and phrases, including references to assumptions. Forward-looking statements are based on various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, many of which are beyond the Company’s control, that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could result in material variations include, without limitation, the Company's success in implementing its initiatives, including expanding its product line, adding new branches and ATM centers, successfully re-branding its image and achieving greater operating efficiencies; increases in competitive pressure among financial institutions or non-financial institutions; legislative or regulatory changes which may adversely affect the Company’s business or increase the cost of doing business; technological changes which may be more difficult or expensive than we anticipate; changes in interest rates which may reduce net interest margins and net interest income; changes in deposit flows, loan demand or real estate values which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines which may cause the Company’s condition to be perceived differently; litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, which may delay the occurrence or non-occurrence of events longer than anticipated; the ability of the Company to originate and purchase loans with attractive terms and acceptable credit quality; and general economic conditions, either nationally or locally in some or all areas in which the Company does business, or conditions in the securities markets or the banking industry which could affect liquidity in the capital markets, the volume of loan origination, deposit flows, real estate values, the levels of non-interest income and the amount of loan losses. The forward-looking statements contained within herein are made as of the date of this report, and the Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on these statements.

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CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share data)

	June 30,	March 31,
	2006	2006
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$14,589	$13,604
Federal funds sold	12,450	8,700
Interest Earning Deposits	600	600
Total cash and cash equivalents	27,639	22,904
Securities:
Available-for-sale, at fair value (including pledged as collateral of $71,399 and $79,211
at June 30, 2006 and March 31, 2006, respectively)	73,722	81,882
Held-to-maturity, at amortized cost (including pledged as collateral of $22,174 and $26,039 at June 30, 2006 and March 31, 2006, respectively; fair value of $21,858 and $25,880 at
June 30, 2006 and March 31, 2006, respectively)	22,477	26,404
Total securities	96,199	108,286
Loans receivable:
Real estate mortgage loans	495,811	495,994
Consumer and commercial business loans	3,693	1,453
Allowance for loan losses	(4,025)	(4,015)
Total loans receivable, net	495,479	493,432
Office properties and equipment, net	13,198	13,194
Federal Home Loan Bank of New York stock, at cost	4,327	4,627
Bank owned life insurance	8,557	8,479
Accrued interest receivable	3,076	2,970
Other assets	6,092	7,101
Total assets	$654,567	$660,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$507,812	$504,638
Advances from the Federal Home Loan Bank of New York and other borrowed money	86,850	93,792
Other liabilities	10,762	13,866
Total liabilities	605,424	612,296
Stockholders' equity:
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued;
2,505,047 and 2,506,822 outstanding at June 30, 2006 and March 31, 2006, respectively)	25	25
Additional paid-in capital	23,970	23,935
Retained earnings	26,337	25,736
Unamortized awards of common stock under ESOP and management recognition plan ("MRP")	(17)	(22)
Treasury stock, at cost (19,644 and 17,869 shares at June 30, 2006 and March 31, 2006, respectively)	(332)	(303)
Accumulated other comprehensive loss	(840)	(674)
Total stockholders' equity	49,143	48,697
Total liabilities and stockholders' equity	$654,567	$660,993

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2006	2005
Interest Income:
Loans	$7,891	$6,206
Mortgage-backed securities	932	1,125
Investment securities	181	275
Federal funds sold	116	146
Total interest income	9,120	7,752

Interest expense:
Deposits	2,995	1,871
Advances and other borrowed money	1,090	1,181
Total interest expense	4,085	3,052

Net interest income	5,035	4,700

Provision for loan losses	-	-
Net interest income after provision for loan losses	5,035	4,700

Non-interest income:
Depository fees and charges	609	630
Loan fees and service charges	246	658
Gain on sale of loans	12	26
Other	78	85
Total non-interest income	945	1,399

Non-interest expense:
Employee compensation and benefits	2,285	2,524
Net occupancy expense	584	501
Equipment, net	476	442
Merger related expenses	2	5
Other	1,386	1,323
Total non-interest expense	4,733	4,795

Income before income taxes	1,247	1,304
Income taxes	445	464
Net income available to common stockholders	$802	$840

Earnings per common share:
Basic	$0.32	$0.34
Diluted	$0.31	$0.33

CARVER BANCORP, INC. AND SUBSIDIARIES
SELECTED KEY RATIOS
(Unaudited)

	Three Months Ended
Selected Financial Data:	June 30,
	2006		2005
Return on average assets (1)	0.49%		0.53%
Return on average equity (2)	6.68		7.21
Interest rate spread (3)	3.03		2.99
Net interest margin (4)	3.29		3.17
Operating expenses to average assets (5)	2.91		3.05
Efficiency ratio (6)	79.15		78.62
Equity-to-assets (7)	7.51		7.60

Tier I leverage capital ratio (8)	9.66		9.54
Tier I risk-based capital ratio (8)	13.43		14.25
Total risk-based capital ratio (8)	12.63		15.23

Average interest-earning assets to
interest-bearing liabilities	1.09	x	1.08	x

Net income per share - basic	$0.32		$0.34
Net income per share - diluted	$0.31		$0.33
Average shares outstanding - basic	2,505,825		2,500,407
Average shares outstanding - diluted	2,568,520		2,567,644
Cash dividends paid	$0.08		$0.08
Dividend payout ratio (9)	25.04%		20.83%

Asset Quality Ratios:	June 30,				March 31,
	2006		2005		2006	2005
Non performing assets to total assets (10)	0.45%		0.25%		0.42%	0.16%
Non performing assets to total loans receivable (10)	0.59		0.37		0.55	0.23
Allowance for loan losses to total loans receivable	0.81		0.97		0.81	0.96
Allowance for loan losses to non-performing loans	166.5%		261.0%		147.1%	410.7%

(1) Net income divided by average total assets, annualized.
(2) Net income divided by average total equity, annualized.
(3) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(4) Net interest income divided by average interest-earning assets, annualized.
(5) Non-interest expenses less loss on real estate owned divided by average total assets, annualized.
(6) Operating expenses divided by sum of net interest income plus non-interest income.
(7) Total equity divided by assets at period end.
(8) These ratios reflect consolidated bank only.
(9) Dividend paid on common stock during the period divided by net income available to common stockholders for the period.
(10) Non performing assets consist of non-accrual loans, loans accruing 90 days or more past due and real estate owned.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(Dollars in thousands)

	Three months ended June 30,
	2006			2005
	Average		Average	Average		Average
Interest Earning Assets:	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
	(Dollars in thousands)
Loans (1)	493,567	7,891	6.40%	419,234	6,206	5.92%
Total securities (2)	109,558	1,113	4.06%	153,529	1,400	3.65%
Fed funds sold	9,687	116	4.80%	20,088	146	2.92%
Total interest earning assets	612,812	9,120	5.95%	592,851	7,752	5.23%
Non-interest earning assets	37,421			36,309
Total assets	650,233			629,160

Interest Bearing Liabilities:
Deposits:
Now demand	26,697	23	0.35%	25,697	19	0.30%
Savings and clubs	139,464	223	0.64%	139,161	222	0.64%
Money market	39,742	242	2.44%	36,697	126	1.38%
Certificates of deposit	262,088	2,499	3.82%	228,075	1,495	2.63%
Mortgagors deposits	2,169	8	1.48%	2,600	9	1.39%
Total deposits	470,160	2,995	2.56%	432,230	1,871	1.74%
Borrowed money	89,878	1,090	4.86%	114,344	1,181	4.14%
Total interest bearing liabilities	560,038	4,085	2.93%	546,574	3,052	2.24%
Non-interest-bearing liabilities:
Demand	31,142			27,425
Other liabilities	11,036			8,575
Total liabilities	602,216			582,574
Stockholders' equity	48,017			46,586
Total liabilities and stockholders' equity	650,233			629,160
Net interest income		5,035			4,700

Average interest rate spread			3.03%			2.99%

Net interest margin			3.29%			3.17%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock